Exhibit 10.2

Mr J Nield

The New Barn

2 Batts Farmyard

Wilton

Marlborough

SN8 3SS

Dear Jon

EFFECTIVE DATE OF EMPLOYMENT CONTRACT DATED 19 SEPTEMBER 2013

I confirm that the agreed effective date of your contract of employment dated 19 September 2013 is 2nd May 2013.

This contract replaces all other contracts of employment between you, the Company or any Associated Company.

Yours sincerely

/s/ Beth B. Sexton
For and on behalf of the Company

Signature:	/s/ J C Nield
Jon Nield

Foster Wheeler Management Limited	Tel: +44 118 913 1234
Shinfield Park	Fax: +44 118 913 2333
Reading RG2 9FW UK	www.fwc.com

CONTRACT OF EMPLOYMENT

between

FOSTER WHEELER MANAGEMENT LIMITED a company registered in England and Wales with company number 05344191 and whose registered office is at Shinfield Park, Shinfield, Reading, Berkshire RG2 9FW (the “Company”);

and

JON NIELD (“you”)

This Contract of Employment is dated 19 September 2013. Its terms will take effect from the date set out in writing to you.

You should read the entire document carefully as it creates legally binding obligations.

TERMS AND CONDITIONS OF EMPLOYMENT

This Contract of Employment (the “Contract”), together with any documents referred to in it (except as notified otherwise), including but not limited to the Confidential Information, Intellectual Property and Post-Termination Restrictions Agreement which is appended hereto and which will be signed by the Employee, contains the entire agreement and understanding between you and the Company and supersedes any prior agreements regarding your employment by the Company (including but not limited to any previous contract of employment between you and any Associated Company) which shall be deemed to have been terminated by mutual consent, save as otherwise confirmed to you.

Notwithstanding the above, and for the avoidance of doubt, this Contract shall not supersede or otherwise adversely affect (i) any stock option, restricted stock or other form of equity grant or award provided to you prior to the date of this Contract or (ii) any indemnification agreement heretofore entered into between you and the Company or any Associated Company, (iii) the Confidential Information and Non-Competition Agreement dated 19 September 2013 (as amended) or (iv) the Patent & Secrecy Agreement dated 19 September 2013 provided, however, that in the event of a direct conflict between the terms of this Contract and any of the foregoing documents, this Contract shall prevail.

1.0	DEFINITIONS

1.1	The definitions in this clause apply in this Contract.

“Associated Company” means (unless otherwise stated in this Contract) any company which is a direct or indirect subsidiary, subsidiary undertaking or holding company of the Company or any subsidiary or subsidiary undertaking of any such holding company and further includes but is not limited to Foster Wheeler AG and any direct or indirect subsidiary of it (and “Associated Companies”) shall be construed accordingly.

The expressions “subsidiary” and “holding company” shall have the meanings ascribed to them by the Companies Act 2006 as amended (Section 1159) and the expression “subsidiary undertaking” shall have the meaning ascribed to it by the same Act.

“Board” means the Board of Directors of the Parent.

“Committee” means the Compensation and Executive Development Committee of the Board.

“Company GP” means the occupational health professional designated and communicated as the Company GP from time to time.

“Foster Wheeler Group” means all the subsidiary companies (from time to time) of the Parent and any affiliate companies identified as part of the Group from time to time.

“Parent” means Foster Wheeler AG or such other company as may be amended from time to time.

“STI Programme” means the Foster Wheeler Annual Executive Short Term Incentive Plan as may be amended or replaced from time to time.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

2.0	STANDARD TERMS

2.1	Conditions

You represent that by virtue of entering into this Contract and holding any directorships of the Company and any Associated Company you will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party binding upon you.

This Contract is contingent upon you having the right to live and work in the UK or such other location at which you may be permanently based and carrying out your responsibilities pursuant to this Contract.

2.2	Term

The terms and conditions in this Contract will take effect on and from the date set out in writing to you (the “Start Date”).

Your period of continuous employment started on 1 September 1986.

Your employment shall continue, subject to the terms of this Contract, until terminated in accordance with section 9 below.

2.3	Job Title and Duties

Your position is Vice President, Project Risk Management. You will report to the Chief Executive Officer of Foster Wheeler AG or his/her designated representative. The Company may from time to time second or assign you to work under the direction and control of any Associated Company globally (whether in relation to a specific project or otherwise). In no circumstances shall your title or service as an officer or director of any Associated Company (including but not limited to the Parent) be deemed to create an employment relationship with such Associated Company, unless otherwise expressly agreed by the Parent and/ or the Company as appropriate.

By signing this Contract, you agree and consent that where the need arises, the Company may require you to undertake duties or jobs outside the normal scope of your position. Where this need arises the Company shall inform you of the change. In exceptional circumstances this may include a post of a higher or lower grade: any proposal to change your post in this way will be discussed with you beforehand.

During the period of employment you are required, and agree, to:-

devote the whole of your time, attention and ability during your hours of work to carrying out your duties solely for the Company or any Associated Company that you are assigned to from time to time;

perform such duties as may be required from time to time for the Company or any Associated Company or for any of its or their customers or clients;

comply with all instructions given to you by the Company or any Associated Company, whether given verbally or in writing, and whether contained in policies or procedures or otherwise, and if so instructed comply with all instructions given by any customer or client of the Company or any Associated Company to the extent that they do not conflict with any instructions given to you by the Company or Associated Company;

keep the board of directors of the Company at all times, and the Board and any Associated Company as applicable upon request, promptly and fully informed (in writing if so requested) of your conduct of the business or affairs of the Company and any Associated Company and provide such explanations as it may require;

exercise such powers in relation to the conduct and management of the affairs of the Company and any Associated Company as may be assigned to or vested in you from time to time by the Company or the Parent or their designates (as appropriate) as shall be consistent with your position and at all times conform to their lawful and reasonable directions;

faithfully, dilligently and to the best of your abilities serve the Company and any Associated Company;

use your best endeavours to promote the interests of the Company and any Associated Company; and

not do anything to undermine the business or reputation of the Company or any Associated Company.

2.4	Place of Work

Your normal place of work is Reading and you agree to keep a residence within a reasonable daily commute of your normal place of work. However, the Foster Wheeler Group is a global organisation with other locations and Associated Companies and affiliates worldwide and in the UK. Consequently, the Company reserves the right to require you to work at another location within the UK where reasonably necessary for the performance of your duties or in the interests of the business. You may also be required to travel for business purposes, although it is not anticipated that any such trip outside the UK would last for a period exceeding a month. The Company will endeavour to consult with you about any proposed changes to your work location. You may also be required to work from home during business hours where the Company considers it appropriate.

2.5	Business Trips

While on a business trip, you are required to comply with any applicable Company or corporate travel policy, work practice, project or local travel policy or other guidance or rules.

2.6	Working Hours and Overtime

Your core working hours are 40 hours per week.

The number of hours per week that you are required to work and the scheduling of those hours may be amended from time to time without notice to meet client and management requirements. You may be expected to work hours in excess of your normal working week where this is necessary for the proper performance of your duties and where this is reasonably required by the Company to meet business needs.

The Company believes that having regard to your position, the limits on working time imposed by the Working Time Regulations 1998 (as amended if applicable) do not apply. However, in signing this Contract you agree in any event that you will if reasonably required by the Company work hours in excess of an average 48 hours per week as defined by the Working Time Regulations 1998, and that the average weekly limit set out in regulation 4(1) of the Working Time Regulations 1998 shall not apply to your employment, subject to your right to withdraw this consent at any time by giving three months’ written notice.

2.7	Remuneration and Expenses

Your annual gross base salary (which shall be subject to deductions for income tax and national insurance contributions as required by law) is £179,637 (one hundred and seventy nine thousand, six hundred and thirty seven pounds) payable monthly.

Any change in your salary will be notified to you in writing. Salary reviews are carried out entirely at the Company’s discretion and the Company shall be under no obligation to increase your salary as part of any review. Salary reviews are also subject to the approval of the Committee which shall be exercised at the Committee’s absolute discretion. Your next salary review will occur during the first quarter of 2014.

You will be reimbursed for any reasonable expenses properly incurred by you while performing your duties on behalf of the Company (and any Associated Company), provided that you produce receipts in support of and detailing such expenses when submitting your claim, and subject to your compliance with any rules, policies and procedures of the Company (or any Associated Company as applicable) relating to reimbursement of expenses.

3.0	BENEFITS

3.1	Short Term Incentive (“STI”) Plan

You may be eligible during your employment to participate, as determined by the Board of Directors of the Parent (the “Board”) or the Compensation and Executive Development Committee (the “Committee”) of the Board in their absolute discretion and in accordance with any relevant policies, applicable law, or exchange listing requirements, in the Parent annual STI programme as in effect from time to time for senior executives.

You shall be eligible for an annual STI award at a target opportunity of fifty percent (50%) of your annual gross base salary (with payouts ranging from zero (0) to two times (2x) your target opportunity) based on achievement of certain objectives established in advance by the Company, the Board and/or the Committee and/ or their designate as necessary or appropriate to comply with relevant policies, applicable law, or exchange listing requirements. The actual amount of STI shall be determined by and in accordance with terms of the STI programme (as amended from time to time) and you shall have no absolute right to participate in the STI in any year.

3.2	Long-Term Incentive (“LTI”)

You shall be eligible during your employment for annual equity awards, as determined by the Board and/or the Committee as necessary or appropriate to comply with Company policy, applicable law, or exchange listing requirements, under the equity or LTI plan for senior executives, as in effect from time to time. The LTI plan currently in place is the Omnibus Plan. The actual amount of any LTI awards shall be determined by and in accordance with the terms of the then-current LTI award plan or programme by the Company, the Board, and/or the Committee in their absolute discretion, and you shall have no absolute right to an LTI award in any year.

3.3	Company Car Cash Allowance

You are eligible for a company car cash allowance of £14,400 per annum payable in monthly instalments with your salary payments. It will be separate from your salary and will be subject to tax and employee National Insurance contributions. It will not constitute pensionable earnings.

Provided that you hold a current driving licence you will be required to use your own car for road network business travel within the UK unless otherwise authorised by your manager. You must therefore insure your car for business use and ensure that it is well maintained, roadworthy and has a valid MOT certificate as applicable.

The enclosed cash allowance information sheet contains important information about the company car cash allowance. By signing this Contract, you indicate that you have read and understood this information. Please note that this information does not form part of your contract of employment and will be changed from time to time. Changes may be made without notice.

3.4	Private Healthcare Plan

The Company will bear the reasonable costs of membership of a private healthcare plan for your benefit.

Membership of the plan is subject to the terms of the plan and the rules or insurance policy of the plan provider, in each case as may be amended from time to time, and is subject always to the plan provider’s willingness to provide cover. It is a taxable benefit. You may be able to purchase additional cover for your partner and any eligible dependent children.

3.5	Pension

You will remain a member of the Foster Wheeler Pension Plan.

No contracting out certificate under the Pensions Schemes Act 1993 (as amended as applicable) is in force in respect of your employment with the Company.

3.6	Other Benefits

Subject to eligibility, you may be able to participate in certain insurance or other schemes as may be made available to you by the Company or an Associated Company from time to time. If you do participate in any such insurance schemes, and whether the particular scheme is contractual or non-contractual, payments will be made to you only insofar as the terms of the applicable Company/ Associated Company policy provides for cover and (where cover under the scheme is provided by an external organisation) where the applicable insurance policy provides for and pays for cover. The Company reserves the right in its sole and absolute discretion to discontinue, vary or amend the benefits provided at any time on reasonable notice to you.

3.7	Deductions

The Company will be entitled, at any time, to deduct from any salary or other remuneration due to you any monies that may be due and owing to the Company or any Associated Company (if applicable), including without limitation any overpayment, transitional payments, advances or loans made to you by the Company and/or any Associated Company, pay received for holiday taken in excess of pro rata entitlement or during periods of unauthorised absences, excess of commission paid and advance payments for anticipated expenses in excess of those expenses actually incurred.

Where any property or money belonging to the Company or any Associated Company or any client, customer, visitor, employee or agent of the Company or any Associated Company is lost or damaged through dishonesty on your part, or because of your serious or persistent negligence or recklessness or through any serious or persistent breach of the Company’s or any Associated Company’s rules, the Company reserves the right to require you to pay for any such loss or damage by a deduction from salary or other payments due to you from the Company.

By signing this Contract you accept the Company’s right to make such deductions. If the Company (or Associated Company as applicable) is unable, for whatever reason, to recoup monies due by making deductions, then it reserves its rights to pursue such repayment by other means, including through civil legal action.

3.8	Personal Indemnity

You shall indemnify the Company on a continuing basis in relation to any income tax and National Insurance contributions (save for employers’ National Insurance contributions), including any related interest, penalties, costs and expenses, which may be incurred by the Company if any exemptions applied under this contract of employment do not apply.

4.0	HOLIDAYS

You shall be entitled to 30 days paid holiday per annum

Full time employees are also entitled to 8 public and other statutory holidays in England and Wales per annum.

The Company’s holiday year runs from 1st January to 31st December.

In some circumstances the Company or any Associated Company may direct you to take holiday on specific days, such as during the Christmas period. You will be notified if you need to keep aside any leave to cover such periods as this will vary each year and will depend upon whether your employment continues over such periods. There is no extra leave entitlement to cover the Christmas period.

You are not permitted to carry over unused holiday from one holiday year to the next without the prior approval of your line manager or his/ her designated representative, which will normally only be given in exceptional circumstances. For your welfare, two weeks of holiday must be taken as complete weeks of holiday. This may be either one fortnight or two separate weeks. No payment in lieu will be made for holiday not taken in any holiday year (except on termination of employment). In the interests of business efficiency not more than 3 consecutive weeks of holiday will normally be permitted.

The Company will try to accommodate holidays being taken on the dates requested. Where business demands make taking holiday difficult, this will be dealt with on an individual basis.

Upon termination of your employment for any reason you shall be entitled to payment in lieu on a pro rata basis for any holidays not taken which have accrued in the holiday year in which the date of termination falls. Upon termination of employment for any reason (including where you are dismissed summarily for gross misconduct) you shall repay the Company, or have deducted from your final salary or any other payments due to you, any salary received in respect of holiday taken prior to the date of termination in excess of your proportionate entitlement. Any payment in respect of accrued but untaken holiday, or overpaid holiday, is calculated at the daily rate of 1/260th of your annual base salary (pro- rated as appropriate for part- time staff). The Company may, at its absolute discretion, require you to take holiday entitlement during your notice period. If your last day of employment is on or after the 15th of the month you will be entitled to the pro rata amount of holiday entitlement for that month. You will not be entitled to a payment in respect of any holiday accrued but untaken on termination if you refuse to take such holiday entitlement during the notice period.

Further information on holiday entitlement can be found in the relevant Company policy.

5.0	SICKNESS

5.1	Sick Pay

If you are absent from work due to sickness or injury and subject to your compliance with the provisions relating to sickness absence notification and proof of incapacity as set out in the Sick Leave and Sickness Absence Notification policy (which is available on the Company’s intranet), the Company may at its sole and absolute discretion, pay you sick pay, based on your normal basic salary and your years of continuous service with the Company and any Associated Company and based on the following table:

Length of service at start of sickness/ injury absence	Maximum number of days for which Company sick pay (to include any entitlement to statutory sick pay) may be paid for a full time employee normally working 40 hours per week, to be pro- rated for part time employees

Up to 1 year exactly	20 working days at basic salary

Over 1 year and up to 2 years exactly	40 working days at basic salary

Over 2 years and up to 3 years exactly	60 working days at basic salary

Over 3 years	60 working days at basic salary followed by 60 working days at half basic salary

The payments given above are the normal maximum sick pay payments that will be paid in any rolling 12 month period and apply whether the periods of absence are continuous or intermittent. They are inclusive of any entitlement that you may have in that period to any statutory or legally mandated sick pay.

Any further payments of Company sick pay above the limits stated above shall be at the Company’s sole and absolute discretion.

5.2	Cessation of employment

If you are unable to perform your duties through sickness or injury for a period of 26 consecutive weeks or for periods aggregating 26 weeks in any period of 52 weeks, the Company shall be entitled to terminate your employment on notice.

5.3	Unauthorised Absence

The Company reserves the right to withhold payment of or deduct from your salary one day’s pay for each day of unauthorised absence from work. “Unauthorised absence” means failure to report to work unless this is due to genuine sickness or injury notified to the Company in accordance with Company procedures, leave for which permission has been granted by your manager, or genuine reasons outside your control which are acceptable to the Company and agreed by your manager

5.4	Medical Examination

The Company may on reasonable notice require you to undergo medical examinations undertaken by a registered medical practitioner nominated by the Company and at the Company’s expense at any time. Subject to the normal legal provisions, the medical practitioner may disclose to and discuss with the Company or any Associated Company, on a confidential basis, the results of the examination and the matters which arise from it where this information or any medical condition affects or may affect your ability to perform your job properly or affects or may affect your sick pay entitlement in any way.

6.0	DIRECTORSHIPS

It is usual practice for the Company to nominate appropriate employees to serve on the boards of companies, in which the Foster Wheeler Group has shareholdings, including Associated Companies. In England and Wales, directors of companies have duties and responsibilities that are specified in part in legislation and in part in the relevant Articles of Association. Such obligations and responsibilities which derive from holding office as a director are separate to the terms of your employment with the Company. All directors have a duty to declare their other directorships, relevant shareholdings, and interest in material contracts. Further information about directors’ obligations can be obtained from the relevant company’s Secretary.

By entering into this agreement, you agree that if you are appointed as a director and/ or officer of the Company and/ or any of its Associated Companies you will comply with all associated duties, whether applicable in England and Wales or otherwise, including but not limited to any applicable duties or requirements as an officer under the Companies Act 2006 (as amended) (in the United Kingdom) and section 16 of the Securities Exchange Act of 1934 (as amended) (in the United States of America).

You further agree that at any time during your employment at the request of the Company or any Associated Company in relation to which you hold a directorship, and immediately on termination of your employment for whatever reason, you will resign from all offices held in the Company and any Associated Company (as applicable) (without prejudice to the rights of any party arising out of this Contract or the termination of your employment) without any compensation for loss of office and resign from membership of any association acquired exclusively by reason of or in connection with your employment. Should you fail to resign from such offices in accordance with this provision, the Company and/ or any Associated Company is irrevocably authorised to appoint a person in your name and on your behalf to sign a document or do anything necessary or requisite to bring about the appropriate resignation. You hereby irrevocably appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or its nominee the full benefit of this clause.

7.0	CONFIDENTIALITY, CONFLICTS AND INTELLECTUAL PRPOPERTY RIGHTS

7.1	Conflict of Interests

You must not, without the prior written consent of the Company in any way directly or indirectly, alone or jointly, in any capacity whatsoever:-

1. be engaged or employed in or by;

2. be concerned with;

3. be interested in; and/ or

4. provide services to

any other business, individual, firm, company or other organisation where this is, or is likely to be, in conflict with the interests of the Company, and/or those of any Associated Company and/or those of any of its/their clients or customers and/or where this may adversely affect the efficient and proper discharge of your duties, including but not limited to any other individual, business, firm, company or other organisation which is a supplier to or customer of the Company or any Associated Company or which is wholly or partly in competition with the business carried on by the Company and/ or any Associated Company.

If you undertake other work during your normal working hours or use Company or Associated Company equipment for purposes other than the Company’s or Associated Company’s business, this will normally be treated as gross misconduct and could lead to dismissal.

If you wish to lecture, give talks or public speeches, publish material in any form, or release information on matters related to or arising from your employment with the Company or any Associated Company, you must obtain prior written agreement from the Company.

If you wish to take office in a public or professional body or take employment outside your core working hours you must obtain prior written agreement from the Company.

You agree that you will not during your employment with the Company or in consequence of your employment directly or indirectly receive or accept any commission, discount, service or other benefit, gift or payment in respect of any business transacted by or on behalf of the Company or any Associated Company. You further agree that if you do receive any such benefit, gift or payment you will immediately disclose it and account for it to the Company.

Notwithstanding anything to the contrary, nothing in this clause 7 prohibits the Employee from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Employee has no active participation in the business of such corporation.

You shall comply where relevant with every rule of law, every regulation of The International Stock Exchange of the United Kingdom and Republic of Ireland, every regulation of the stock exchange where the Parent’s shares are traded and every regulation of the Company and/ or any Associated Company from time to time in force in relation to dealings in shares, debentures or other securities of the Company and/ or any Associated Company and unpublished price sensitive information affecting such shares, debentures or other securities. In relation to overseas dealings you shall also comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place.

You shall not at any time make any untrue or misleading statement in relation to the Company and/ or any Associated Company.

For the purposes of this Contract, “Recognised Investment Exchange” means any body of persons which is for the time being a Recognised Investment Exchange for the purposes of the Financial Services and Markets Act 2000 (as amended).

By accepting employment and signing this Contract of Employment with the Company you represent and warrant to the Company:-

(i)	that you are not party to any restrictive covenant or agreement that would preclude you from accepting employment with the Company and performing your duties as set out herein; and

(ii)	that all of the information that you have provided to the Company in its review of you is true, correct and complete in all material respects.

7.2	Procedures

The Company has a number of policies and procedures (including those which apply in relation to assignments to Associated Companies) which are available on the Company’s intranet site. You are required to adhere to these documents (as may be amended from time to time) during and, in certain cases, after your employment with the Company. You are responsible for ensuring that you are familiar with and understand them and any amendments which may be made time to time. Please note that if you breach any policies and procedures this may be a disciplinary offence and could ultimately result in dismissal. These policies and procedures do not form part of your Contract unless they state otherwise.

7.3	Foster Wheeler AG Code of Business Conduct and Ethics

You will be bound by the Foster Wheeler AG Code of Business Conduct and Ethics. Breach of the Foster Wheeler AG Code of Business Conduct and Ethics may constitute misconduct or gross misconduct and result in disciplinary proceedings being taken, which could ultimately result in dismissal.

7.4	Disciplinary, Capability, Appeals and Grievance Procedures

The Company Disciplinary, Capability, Appeals and Grievance procedures which apply to your employment can be found on the Company intranet site. They specify the individuals to whom Grievances and Appeals should be addressed. These procedures do not form part of your Contract and may be amended from time to time.

7.5	Confidentiality, Intellectual Property and Post-Termination Restrictions

At the same time as entering into this Agreement you will execute the Confidentiality, Intellectual Property and Post-Termination Restrictions Agreement which is appended at Appendix 1 hereto.

8.0	PERSONAL DATA

By signing this Contract you confirm that you will comply with the Company’s policies, procedures and guidelines on handling data (which may be amended from time to time) including but not limited to when processing personal data in the course of employment including personal data relating to any employee, customer, client, supplier or agent of the Company or any Associated Company.

You consent to the Company and/ or any Associated Company processing data relating to you (and your dependants) for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to you, including, as appropriate:

information relating to your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness for work;

your racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation;

information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

The Company may make such information available to any Associated Company, those who provide products or services to the Company or any Associated Company (such as advisers, financial and taxation consultants and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations, clients and potential purchasers of the Company, Parent and/or the business in which you work.

You consent to the transfer of such information to any Associated Company and the Company’s and/ or Associated Company’s business contacts outside the European Economic Area in order to further their business interests. Where your personal data is passed to any third party the Company will take all reasonable steps to ensure that it is held securely and used only for the purposes for which it is supplied.

The Company currently offers an insurance scheme to provide insurance cover for employees whilst undertaking business trips. If you have an illness or accident which requires the assistance of the insurance scheme, it will be necessary for the insurance company to pass personal data (which may be sensitive personal data) back to the Company about your condition. It may also be necessary for the doctor treating you to confer with the Company GP so that the treating doctor can obtain appropriate authorisations (as required by the terms of any policy or otherwise) from the Company in relation to your treatment. By signing this Contract you give your consent for the Company GP to confer with a doctor treating you and for the insurance company to provide all relevant information to the Company in the circumstances outlined above.

9.0	TERMINATION

9.1	Suspension

At any time during your employment (including, but not limited to, during a period of notice of termination) the Company reserves the right to place you on suspension pending the outcome of any investigation or proceedings under the Company’s Disciplinary Procedure or otherwise. You shall be entitled to receive all basic pay (but not overtime) and other contractual benefits during such period of suspension.

9.2	Notice

If the Company wishes to terminate your employment, the minimum notice period to be given will be 12 months. You will be required to give 6 months notice. Such notice shall be given in writing. If you wish to terminate your employment, such notice must be given by you to the Chief Executive of Parent.

If you leave without giving the proper period of notice or leave during your notice period without permission, then (without prejudice to the Company’s right to claim back its losses from you sustained by virtue of you leaving early) the Company reserves the right to deduct a day’s pay for each day not worked during the notice period. This deduction may be made from any salary due or from any accrued holiday pay or other monies due to you.

9.3	Garden Leave

The Company shall not be obliged to provide you with work at any time after notice of termination has been given by either party and the Company may in its absolute discretion:-

a)	require you to comply with such conditions as it may specify in relation to attending or remaining away from your work place and/or any other place of business of the Company and/ or Associated Company and/or any of its or their customers or clients including attending at the Company’s or Associated Company’s premises or the premises of any of its or their customers or clients for the purposes of the smooth handover of work and other responsibilities;

b)	assign you to such other duties as it shall in its absolute discretion determine and/or require you to work in a different team, department, project or area;

c)	withdraw any powers vested in you or any duties assigned to you and require you to resign from any directorship or office that you may hold in the Company and/ or any Associated Company;

d)	instruct you not to communicate orally or in writing on business issues with suppliers, customers, clients, employees, agents and/or representatives of the Company and/ or any Associated Company; and/ or

e)	require you to take all or any outstanding holiday entitlement provided always that in the exercise of any rights under (a) – (e) above, base salary and other contractual benefits shall not cease to be payable or provided. At all times, whether or not the Company exercises its rights under (a) to (e) above, you shall continue to owe duties of good faith and fidelity and a duty not to undermine the business of the Company.

9.4	Pay in Lieu of Notice

The Company reserves the right in its absolute discretion to terminate your employment lawfully by making a payment in lieu of notice and benefits, based on base salary only. The Company may make a payment in lieu of all or any part of your notice period.

9.5	Summary Dismissal

Nothing in this Contract prevents the Company from terminating your employment immediately and without notice or a payment in lieu in circumstances set out herein, in accordance with the Disciplinary Procedure or as permitted by law, including without limitation in circumstances where:-

you commit any act of dishonesty whether relating to the Company, any Associated Company or any of its or their employees or otherwise;

you are considered to be guilty of serious or persistent misconduct or any other conduct which, in the opinion of the board of directors of the Company, tends to bring you and/ or the Company and/ or any Associated Company into disrepute;

without reasonable cause you wilfully neglect or refuse to discharge your duties or to attend to the business of the Company and/ or any Associated Company;

in the opinion of the board of directors of the Company you fail to exercise reasonable skill and care in the performance of your duties;

you commit any act of gross misconduct;

you fail to perform your duties in accordance with the Company’s policies and procedures from time to time applicable;

you materially breach the Foster Wheeler AG Code of Business Conduct and Ethics;

you commit any material breach of this Contract;

you are convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom or elsewhere for which you are not disqualified from driving for any period or sentenced to any term of imprisonment whether immediate or suspended);

in the opinion of the board of directors of the Company you are incapable of performing your duties due to alcohol or drugs;

you become bankrupt or make any arrangement or composition with your creditors generally;

you are disqualified from holding office in any company;

you resign as a Director of the Company or any Associated Company, except at the request of the Company or Associated Company; and/ or you become of unsound mind or a patient under the Mental Health Act 1993.

Any delay by the Company in exercising its right to terminate your employment without notice shall not constitute a waiver of such right.

9.6	Severance Plan

You may be eligible to receive payments made under the Foster Wheeler AG Senior Executive Severance Plan (the “Severance Plan”), subject to the provisions of the Severance Plan, as may be amended from time to time.

9.7	Return of Property

Upon termination of your employment you must deliver to the Company in accordance with its instructions all correspondence, records, specifications, computer programmes, software, disks, models, reports, notes, security badges, electronic equipment, instruments, books, reports and other publications and documents, standards, manuals, credit cards and club / associate membership cards and all other property belonging to the Company, any Associated Company and/or any of its/their customers, clients or partners which is in your possession, custody or control.

9.8	Company’s rights and remedies

Any termination of your employment shall be without prejudice to the Company’s rights and remedies to pursue you for breach of contract and as to the continuing nature of any ongoing obligations which subsist following termination.

9.9	Expenses

Outstanding expense statements must be cleared to a zero balance before leaving, and any monies due to the Company from you (including but not limited to credit card balances and any outstanding loans) must be repaid in full. The Company reserves the right to make deductions of any sums payable by you to the Company from any monies owed to you.

10.0	MISCELLANEOUS PROVISIONS

10.1	Changes to the Contract

The Company may amend the terms of this Contract according to the needs of the business and will notify you at the earliest possible opportunity. Where an immediate change is necessary, the Company will notify you within a month of the change.

10.2	Collective Agreements

There are no collective agreements applicable to your employment which contain provisions directly affecting your terms and conditions of employment.

10.3	Notices

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given at the time of delivery if delivered personally, or two days after posting if sent by first class post, if to the Company, to the address specified in this Contract for the attention of the Chief Executive and if to you, to your principal residence as reflected in the records of the Company (or in either case to such other address as either party shall designate by notice in writing to the other).

10.4	Governing Law and Jurisdiction

This Contract is governed by and shall be construed in accordance with the laws of England and Wales and shall be subject to the exclusive jurisdiction of the English courts.

Signed:	/s/ Beth Sexton	Date: September 19, 2013

For and on behalf of the Company

I hereby accept employment with the Company under the terms and conditions stated in this Contract.

Signature: /s/ J C Nield	Date: 19 September 2013
Jon Nield

APPENDIX 1

CONFIDENTIALITY, INTELLECTUAL PROPERTY & POST-TERMINATION

RESTRICTIONS AGREEMENT

between

FOSTER WHEELER MANAGEMENT LIMITED

and

JON NIELD

THIS AGREEMENT is dated 19 September 2013

PARTIES

(1) Foster Wheeler Management Limited, a company incorporated and registered in England and Wales with company number 05344191 whose registered office is at Shinfield Park, Reading, Berkshire RG2 9FW, UK (“Company”).

(2) Jon Nield (“Employee”).

BACKGROUND

(A) The Employee is employed by the Company from 1 September 1986, most recently as Vice President. Project Risk Management under a contract dated 19 September 2013 (“Employment Contract”).

(B) The parties have entered into this agreement to record and implement the terms on which they have agreed to ensure the adequate protection of the confidential information, intellectual property and goodwill of the Company and/or any Group Company.

(C) The Company enters into this agreement for itself and as agent and trustee for all Group Companies and it is authorised to do so. It is the parties’ intention that each Group Company should be able to enforce any rights it has under this agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions in this clause apply in this agreement.

Appointment: the employment of the Employee by the Company on the terms of the Employment Contract.

Board: the board of directors of the Company.

Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Confidential Information: For purposes of this Agreement, “Confidential Information as used in this Agreement shall include the Company’s and/or the Group Company’s trade secrets, as well as any other information or material which is not generally known to the public, and which:

(a) is generated, collected by utilized in the operations of the Company’s and/or the Group Company’s business and relates to the actual or anticipated business, research or development of the Company and/or the Group Company; or

(b) is suggested by or results from any task assigned to the Employee by the Company and/or the Group Company or work performed by the Employee for or on behalf of the Company and/or the Group Company.

Confidential Information shall not be considered generally known to the public if Employee or others improperly reveal such information to the public without the Company’s and/or the Group Company’s express written consent and/or in violation of an obligation of confidentiality to the Company and/or the Group Company. Examples of Confidential Information include, but are not limited to, all customer, client, supplier and vendor lists, budget information, contents of any database, contracts, product designs, technical know-how, engineering data, pricing and cost information, performance standards, productivity standards, research and development work, software, business plans, proprietary data, projections, market research, perceptual studies, strategic plans, marketing information, financial information (including financial statements), sales information, training manuals, employee lists and compensation of employees, and all other competitively sensitive information with respect to the Company and/or the Group Company, whether or not it is in tangible form, and including without limitation any of the foregoing contained or described on paper or in computer software or other storage devices, as the same may exist from time to time.

Copies: copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

Employment Inventions: any Invention which is made wholly or partially by the Employee at any time during the course of the Employee’s employment with the Company and/or any Group Company (whether or not during working hours or using the Company’s and/or Group Company’s premises or resources, and whether or not recorded in material form).

Employment IPRs: Intellectual Property Rights created by the Employee in the course of his or her employment with the Company and/or any Group Company (whether or not during working hours or using Company premises or resources).

Garden Leave: any period during which the Company has exercised its rights under clause 18 (a), (c) or (d) in the Employment Contract.

Group Company: the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.

Holding Company: means “holding company” as defined in section 1159 of the Companies Act 2006.

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights to use and preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: For purposes of this Agreement, “Inventions” shall mean all software programmes, source or object code, improvements, formulas, developments, ideas, processes, techniques, know-how, data, and discoveries, whether patentable or unpatentable, either conceived or reduced to practice by the Employee while in the Company’s and/or a Group Company’s employment, either solely or jointly with others, and whether or not during regular working hours, or conceived or reduced to practice by Employee within one year of the termination of Employee’s employment with the Company and/or any Group Company that resulted from Employee’s prior work with the Company and/or Group Company.

Pre-Contractual Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the provisions under this agreement which is not expressly set out in this agreement or any documents referred to in it.

Restricted Business: the business of design, manufacture and erection of steam generating and auxiliary equipment for power stations and industrial facilities and the provision of aftermarket services related thereto, and the design, engineering, construction and project management of processing facilities and related infrastructure for the upstream oil & gas, LNG and gas-to-liquids, refining, chemicals and petrochemicals, power, mining and metals, environmental, pharmaceuticals, biotechnology and healthcare industries with which the Employee was involved to a material extent in the 12 months before Termination.

Restricted Customer: any firm, company or person who, during the 12 months before Termination, was a customer or prospective customer of OR in the habit of dealing with the Company and/or any Group Company with whom the Employee had contact or about whom the Employee became aware or informed in the course of their employment.

Restricted Person: anyone employed or engaged by the Company and/or any Group Company who could materially damage the interests of the Company and/or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom the Employee dealt in the 12 months before Termination in the course of their employment.

Subsidiary: means “subsidiary” as defined in section 1159 of the Companies Act 2006.

Termination: the termination of the Employee’s employment with the Company howsoever caused.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

2.	CONFIDENTIAL INFORMATION

2.1	Without prejudice to the Employee’s common law duties, the Employee shall not except in the proper course of the Employee’s duties, as authorised or required by law or as expressly authorised by the Company and/or the Group Company, either during the Appointment or at any time after Termination:

a)	use any Confidential Information; or

b)	make or use any Copies; or

c)	disclose any Confidential Information to any person, company or other organisation whatsoever.

2.2	The restriction in clause 2.1 does not apply to any Confidential Information which is or comes into the public domain other than through the Employee’s unauthorised disclosure.

2.3	The Employee shall be responsible for protecting the confidentiality of the Confidential Information and shall:

a)	use their best endeavours to prevent the use or communication of any Confidential Information by any person, company or organisation (except in the proper course of their duties, as required by law or as authorised by the Company and/or the Group Company); and

b)	inform the Board immediately on becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.

2.4	All Confidential Information and Copies shall be the property of the Company and/or relevant Group Company and on Termination, or at the request of the Company and/or the Group Company, at any time during the Appointment, the Employee shall:

a)	immediately hand over to the Company or relevant Group Company all Confidential Information or Copies, any keys, credit cards and any other property of the Company and/or any Group Company and of any customer and/ or client of the Company and/or any Group Company;

b)	irretrievably delete any Confidential Information stored on any magnetic or optical disk or memory, including personal computer networks, personal e-mail accounts or personal accounts on websites, and all matter derived from such sources which is in their possession or under their control outside the Company’s and/or Group Company’s premises; and

c)	provide a signed statement that the Employee has complied fully with their obligations under this clause 2.4 together with such reasonable evidence of compliance as the Company and/or the Group Company may request.

2.5	Nothing in this clause 2 shall prevent the Employee from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

3.	INTELLECTUAL PROPERTY

3.1	The Employee acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company and/or relevant Group Company to the fullest extent permitted by law. To the extent that they do not vest in the Company and/or relevant Group Company automatically, the Employee holds them on trust for the Company and/or relevant Group Company.

3.2	The Employee acknowledges that, because of the nature of their duties and the particular responsibilities arising from the nature of their duties, the Employee has, and shall have at all times while the Employee is employed by the Company, a special obligation to further the interests of the Company and/or relevant Group Company.

3.3	To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company and/or relevant Group Company by virtue of clause 3.1, the Employee agrees, immediately on creation of such rights and Inventions, to offer to the Company and/or relevant Group Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company and/or relevant Group Company receiving the offer, the Company and/or relevant Group Company shall refer the dispute for determination to a mutually agreed expert, provided, that where the parties cannot agree on an expert within 14 days, the Company shall appoint an expert. The expert’s decisions shall be final and binding on the parties in the absence of manifest error, and the costs paid to the arbitration body shall be borne equally by the parties. The parties will be entitled to make submissions to the expert and will provide (or procure that others provide) the expert with such assistance and documents as the expert reasonably requires for the purpose of reaching a decision. The Employee agrees that the provisions of this clause 3 shall apply to all Employment IPRs and Employment Inventions offered to the Company and/or relevant Group Company under this clause 3.3 until such time as the Company and/or relevant Group Company has agreed in writing that the Employee may offer them for sale to a third party.

3.4	The Employee agrees

a)	to give the Company and/or relevant Group Company full written details of all Employment Inventions which relate to or are capable of being used in the business of the Company and/or any Group Company promptly on their creation;

b)	at the Company’s and/or relevant Group Company’s request and in any event on the termination of the Employee’s employment to give to the Company and/or relevant Group Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

c)	not to attempt to register any Employment IPR or patent any Employment Invention unless requested to do so by the Company and/or relevant Group Company;

d)	and to keep confidential each Employment Invention unless the Company and/or relevant Group Company has consented in writing to its disclosure by the Employee.

The Employee waives all their present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain or permit any claim for infringement of moral rights in such copyright works.

3.5	The Employee acknowledges that, except as provided by law, no further remuneration or compensation is or may become due to the Employee in respect of their compliance with this clause. This clause is without prejudice to the Employee’s rights under the Patents Act 1977.

3.6	The Employee undertakes to use their best endeavours to execute all documents and do all acts both during and after their employment by the Company as may, in the opinion of the Company and/or relevant Group Company, be necessary or desirable to vest the Employment IPRs in the Company and/or relevant Group Company, to register them in the name of the Company and/or relevant Group Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s and/or relevant Group Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company and/or relevant Group Company agrees to reimburse the Employee’s reasonable expenses of complying with this clause 3.6.

3.7	The Employee agrees to give all necessary assistance to the Company and/or relevant Group Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

3.8	The Employee hereby irrevocably appoints the Company and/or relevant Group Company to be their attorney in their name and on their behalf to execute documents, use the Employee’s name and do all things which are necessary or desirable for the Company and/or relevant Group Company to obtain for itself or its nominee the full benefit of this clause. The Employee acknowledges that a certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

4.	POST-TERMINATION RESTRICTIONS

4.1	In order to protect the Confidential Information and business connections of the Company and/or each Group Company to which the Employee has access or with whom he has had dealings as a result of the Appointment, the Employee covenants with the Company (for itself and as trustee and agent for each Group Company) that the Employee shall not

a)	For 12 months after Termination, solicit or endeavour to entice away from the Company and/or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

b)	For 12 months after Termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company and/or any Group Company any Restricted Person;

c)	For 12 months after Termination in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

d)	For 12 months after Termination, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business;

e)	For 12 months after Termination, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

f)	at any time after Termination, represent himself/ herself as connected with the Company and/or any Group Company in any Capacity, other than as a former employee, or use any registered names or trading names associated with the Company and/or any Group Company.

4.1	Because of the international nature of the Company’s and/or Group Company’s business, the above restrictions apply in the USA, the UK and any other jurisdiction where the Employee has worked prior to or is working for the Company or any Group Company immediately before Termination.

4.2	Notwithstanding anything to the contrary, nothing in this clause 4 prohibits the Employee from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Employee has no active participation in the business of such corporation.

4.3	The restrictions imposed on the Employee by this clause 4 apply to the Employee acting:

a)	directly or indirectly; and

b)	on the Employee’s own behalf or on behalf of, or in conjunction with, any firm, company, person or other organisation.

4.4	The periods for which the restrictions in clause 4.1 apply shall be reduced by any period that the Employee spends on Garden Leave immediately before Termination.

4.5	If the Employee receives an offer to be involved in a business concern in any Capacity during the Employment, or before the expiry of the last of the covenants in this clause 4, the Employee shall give the person making the offer a copy of this clause 4 and shall notify the Company and/or the Group Company of the identity of that person as soon as possible after accepting the offer.

4.6	The Employee confirms that prior to entering into the restrictions in this clause 4 they had an opportunity to take independent legal advice.

4.7	Each of the restrictions in this clause 4 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

4.8	If the Employee’s employment is transferred to any firm, company, person or entity other than a Group Company (“New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Employee will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 4, protecting the confidential information, trade secrets and business connections of the New Employer.

4.9	The Employee will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which the Employee agrees to be bound by restrictions corresponding to those restrictions in this clause 4 (or such of those restrictions as may be appropriate) in relation to that Group Company.

5.	INJUNCTIVE RELIEF, REMEDIES AND ATTORNEYS FEES

5.1

The Employee recognises that their violation of this agreement could cause the Company and/or any Group Company irreparable harm, the amount of which may be extremely difficult to estimate, making any remedy at law or in damages inadequate. Thus, the Employee agrees that the Company and/or any Group Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this agreement and for any other relief the Company and/or any Group Company deems appropriate. This right shall be in addition to any other remedy available to the Company and/or any Group Company. Should the Company and/or the Group Company successfully enforce any portion of this agreement or obtain judgment against the Employee for a breach of this agreement before a court of competent jurisdiction, it shall be entitled to receive and recover from the Employee all of its reasonable attorney’s fees, litigation expenses and costs incurred as a result of enforcing this agreement and/ or obtaining judgment against the Employee.

5.2	If the Employee breaches any material provision of this agreement or pursues a claim against the Company and/or any Group Company in any country or jurisdiction arising out of the terms of this agreement or otherwise, the Employee agrees to indemnify the Company and/or the Group Company for any losses suffered as a result thereof, including but not limited to the repayment of any severance pay and benefits provided over and above the Employee’s contractual and statutory entitlement by the Company and/or any Group Company including any payments made under any severance plan and all reasonable legal and professional fees incurred.

6.	ENTIRE AGREEMENT

a)	This agreement and any document referred to in it constitutes the whole agreement between the parties (and in the case of the Company, as agent for any Group Companies) and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them in relation to the terms of this agreement.

b)	Each party acknowledges that in entering into this agreement it has not relied on and shall have no remedy in respect of any Pre-Contractual Statement.

c)	Nothing in this agreement shall limit or exclude any liability for fraud.

7.	VARIATION

No variation or agreed termination of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

8.	SEVERABILITY

Each clause and sub-clause in this agreement is intended to be separate and severable. If any clause or sub-clause shall be held to be void but would be valid if part of their wording were deleted, such clause or sub-clause shall apply with such deletion as may be necessary to make it valid or effective.

9.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

10.	THIRD PARTY RIGHTS

The Contracts (Rights of Third Parties) Act 1999 shall only apply to this agreement in relation to any Group Company and no person other than the Employee, the Company and any Group Company shall have any rights under it. The terms of this agreement may be varied, amended or modified or this agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this agreement may be rescinded (in each case), without the consent of any third party.

11.	GOVERNING LAW AND JURISDICTION

a)	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

b)	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This agreement has been entered into on the date stated at the beginning of it.

This agreement shall have effect on and from the Start Date (as defined in the Employment Contract).

Signed:	/s/ Beth Sexton	Date: September 19, 2013

For and on behalf of the Company

Signature:	/s/ J C Nield	Date: 19 September 2013

Jon Nield